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                                  EXHIBIT 99.1

                          Garden Botanika Press Release
                        Dated and Issued February 8, 2001

FOR IMMEDIATE RELEASE                              FOR MORE INFORMATION CONTACT:
February 8, 2001                            CEO:  Bill Lawrence:  (425) 558-6710


                     GARDEN BOTANIKA SEEKS APPROVAL OF SALE
                          AND ANNOUNCES STORE CLOSURES

REDMOND, WA - Garden Botanika, Inc. (OTC BB: GBOTQ) today announced that it is seeking U.S. Bankruptcy Court approval of the sale of certain of the Company's manufacturing assets, trade names, trademarks, formulas, the Company's web site and other intangible assets to an undisclosed purchaser. The Company also announced that it has begun the closure of 61 store locations and expects to close the balance of its 48 stores as it completes the reorganization process. The Company intends to apply the proceeds of its store liquidation sales to reduce the Company's debt. (a)

"Since the Company's voluntary Chapter 11 filing in April 1999, management and the Board of Directors have been exploring various alternatives that would result in maximum recovery to our creditors and, at the same time, have the least impact on our customers and suppliers," commented President Bill Lawrence. "After careful consideration, it was determined that the sale of the Company's trademarks, formulas and web site would be the best course to realize the value of the Garden Botanika brand. Management believes that under new ownership, the Garden Botanika business will be able to capitalize on its industry position, while having access to broader channels of distribution and greater financial resources." (a)

As part of its ongoing reorganization efforts, the Redmond-based cosmetics and personal care products company will eventually be eliminating the approximately 40 positions in its corporate office, as well as the approximately 25 full and part-time positions in its California-based manufacturing and distribution centers. According to President Bill Lawrence, the decision to eliminate jobs is a regrettable but necessary part of Garden Botanika's broader reorganization efforts aimed at transitioning the Company's business to new ownership. Lawrence thanked all Garden Botanika employees for their hard work and commitment over the past several years.

FORWARD LOOKING STATEMENTS

(a) When used in the above discussion in the context of future events the words "expects," "anticipates," "estimates," "plans," "believes," "intends," "hopes," and other

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similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results of trends to differ materially from those projected. These risks and uncertainties include, among others, the Company's ability to liquidate inventory and close stores in a cost effective manner. See also the "Risk Factors and Forward-Looking Statements" section of the Company's Annual Report on Form 10-K dated April 28, 2000, which has previously been filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revision to these forward looking statements that may be made to reflect events of circumstances after the date hereof of to reflect the occurrence of unanticipated events.

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